Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                               Contact: Paul Knopick

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ITRONICS REPORTS 46% INCREASE IN GOLD’n GRO FERTILIZER DIVISION SALES IN SECOND QUARTER; 40% INCREASE FOR FIRST SIX MONTHS

RENO, Nevada, July 11, 2006 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that second quarter 2006 GOLD'n GRO fertilizer division sales by its subsidiary, Itronics Metallurgical, Inc., were $767,000 compared to $524,000 in the comparable quarter last year, an increase of 46 percent. Second quarter GOLD'n GRO liquid fertilizer sales were $660,100, up 36 percent. Second quarter silver sales were $88,400, up 362 percent compared to the same period in 2005.

First half GOLD'n GRO fertilizer division sales were $1.1 million compared to $784,000 in the comparable period last year, an increase of 40 percent. Six month GOLD'n GRO liquid fertilizer sales were $900,200, up 29 percent. First half silver sales were $160,700, up 250 percent compared to 2005. Itronics expects to report full financial results for the second quarter on August 14 when it files its Second Quarter Form 10-QSB with the U.S. Securities & Exchange Commission.

"The Company tripled silver recovery and refining capacity in the first quarter and silver sales are increasing accordingly," said Dr. John Whitney, Itronics President. "The second quarter and first half sales increases demonstrate that our Company’s eight-part long term growth plan, announced in June 2005, is being successfully implemented."

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry and operates the global Gold Producing Stocks web site at http://www.insidemetals.com . Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies. The Company was awarded second place, Highly Commended in the Environmental Technology category, at the prestigious Institution of Chemical Engineers (IChemE) 2005 Worldwide Environmental Award ceremonies at the Royal Courts of Justice in London, England in September 2005. Itronics was awarded the USA Gold Award at the House of Commons in London in November 2005 as part of the International Green Apple Environmental Awards contest, one of the largest and most prestigious of its kind in the world and the International Green Hero award in 2006 for its leadership

***More***

7-11-06 Itronics Press Release "Itronics Reports Increase in GOLD’n GRO Fertilizer Sales In Second Quarter"

on environmental issues. Itronics' GOLD'n GRO fertilizer was named one of the top 10 new technologies representing the best of agricultural innovation by the Canadian Association of Agri-Retailers in its December 2005 publication "Communicator." Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

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VISIT OUR WEB SITE: http://www.itronics.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.